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                                                                    EXHIBIT 99.1
PRESS RELEASE

                      SYNAGRO TECHNOLOGIES, INC. ANNOUNCES
                             $150,000,000 OFFERING
                          OF SENIOR SUBORDINATED NOTES

     HOUSTON, TEXAS, March 22, 2002. Synagro Technologies, Inc. (NASDAQ SmallCap SYGR; "Synagro" or the "Company") announced today that it intends to sell up to $150,000,000 in principal amount of Senior Subordinated Notes due 2009. The Company plans to use the net proceeds from the sale of the notes, along with approximately $71 million it plans to borrow under a proposed $150 million senior credit facility, to pay off approximately $162 million of outstanding indebtedness under Synagro's existing senior credit facility and approximately $53 million of 12% subordinated debt.

     The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and are to be offered only to qualified institutions or to non-U.S. persons in transactions exempt from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     This press release is not an offer to sell nor a solicitation to buy any of these transactions. The completion of this offering is subject to, among other things, market conditions, and no assurance can be given that the offering or the proposed new credit facility can be completed on the terms described above or on other terms.

For information, please contact the Company at 713/369-1700.